Exhibit 5.2

July 31, 2020 File No.: 142252.1001

VBI Vaccines Inc. 222 3rd Street, Suite 2241 Cambridge, MA 02142

Re:	VBI Vaccines Inc.
Registration Statement on Form S-3 (the “Registration Statement”)

We have acted as Canadian counsel to VBI Vaccines Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the resale by the selling shareholders noted in the Registration Statement (the “Selling Shareholders”) of up to 6,138,550 common shares without par value of the Company (the “Selling Shareholders Shares”) issued to the Selling Shareholders upon the conversion of certain term loans due June 1, 2024 (the “Term Loans”) or exercise of certain warrants issued on (a) July 25, 2014, and then reissued on December 6, 2016, as amended on July 17, 2018 and January 31, 2019, (b) December 6, 2016, as amended on January 31, 2019, (c) April 24, 2020, and (d) May 22, 2020 (collectively, the “Warrants”), as applicable.

We have examined the Registration Statement and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or electronic transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

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For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) all Selling Shareholders Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, (c) any definitive purchase, underwriting or similar agreement with respect to any Selling Shareholders Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (d) at the time of any offering or sale of any Selling Shareholders Shares issuable upon conversion or exercise, as applicable, of the Term Loans or Warrants, there will be sufficient common shares without par value of the Company (“Common Shares”) authorized and unissued under the Company’s then operative notice of articles (the “Notice”) and articles (the “Articles” and together with the Notice, the “Charter Documents”) and not otherwise reserved for issuance, (e) at the time of issuance of the Selling Shareholders Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (f) at the time of issuance of the Selling Shareholders Shares, the Charter Documents are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, and (g) that the terms, execution and delivery of the Selling Shareholders Shares (i) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon the foregoing, and in reliance thereon, we are of the opinion that, upon the conversion or exercise, as applicable, of the Term Loans or the Warrants, in accordance with the terms of such Term Loans and Warrants, including, if applicable, receipt by the Company in full of the exercise price, the Selling Shareholders Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to the date hereof that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion is addressed to the Company in connection with the filing of the Registration Statement and may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP